Exhibit 21.1
List of Subsidiaries of WPX Energy, Inc.
(all Delaware entities unless otherwise indicated)

1.	Mockingbird Pipeline, L.P.

2.	RW Gathering, LLC

3.	WPX Energy Appalachia, LLC

4.	WPX Energy Arkoma Gathering, LLC

5.	WPX Enterprises, Inc.

6.	WPX Energy Gulf Coast, LP
Assumed name in Texas: Williams Prod. Gulf Coast, L.P.

7.	WPX Energy Holdings, LLC

8.	WPX Energy Keystone, LLC

9.	WPX Energy Marcellus Gathering, LLC

10.	WPX Energy Mid-Continent Company, an Oklahoma corporation

11.	WPX Energy Production, LLC
Fictitious name in Oklahoma: WEG-Production Company, LLC

12.	WPX Energy Rocky Mountain, LLC

13.	WPX Energy RM Company

14.	WPX Energy Marketing, LLC

15.	WPX Energy Marketing Services Company, LLC

16.	WPX Energy Services Company, LLC

17.	WPX Energy Williston, LLC
Trade name in North Dakota: D3 E & P LLC

18.	WPX Gas Resources Company

19.	Betterit Land & Title Holding Company, LLC - a New Mexico Limited Liability Company
Fictitious name in Oklahoma: WPX Energy Chaco Slope, LLC

20.	WPX SJB Gathering, LLC

21.	RKI Exploration & Production, LLC

22.	Khody Land & Minerals Company - an Oklahoma Corporation

23.	RKI Finance Corp. - an Oklahoma Corporation

24.	Stateline Gathering, LLC - an Oklahoma LLC

25.	Stateline Water, LLC - an Oklahoma LLC

26.	Red Eagle Gathering, LLC

International subsidiaries:

1.	WPX Energy International Oil & Gas (Venezuela), Ltd. – a Cayman Islands corporation